Exhibit 99.1
PHH Senior Debt Ratings Downgraded by S&P
     Mt. Laurel, N.J., February 13, 2009 — PHH Corporation (NYSE: PHH) today announced that there will be no impact to the overall capacity under the existing terms of any of its funding arrangements from the ratings actions taken by Standard & Poor’s Rating Services (“S&P”) on February 11, 2009. S&P lowered its ratings on the Company, including its counterparty credit rating, to ‘BB+/B’ from ‘BBB-/A-3’ and maintained a negative outlook on the Company.
     Borrowings under the Company’s $1.3 billion Amended & Restated Competitive Advance and Revolving Credit Facility dated January 6, 2006 (“Revolving Credit Facility”) are subject to interest based on quoted benchmark rates plus a margin and a facility fee, all of which are based on PHH’s senior debt ratings as determined by S&P, Moody’s Investor Services and Fitch Ratings. As a result of the Company’s current senior debt ratings, PHH’s margin over the benchmark rate and its facility fee under the Revolving Credit Facility have increased from 47.5 basis points to 70 basis points and from 15 basis points to 17.5 basis points, respectively.
About PHH Corporation
Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading outsource provider of mortgage and vehicle fleet management services. Its subsidiary, PHH Mortgage, is one of the top ten retail originators of residential mortgages in the United States.1 Its subsidiary, PHH Arval, is a leading fleet management services provider in the United States and Canada. For additional information about the Company and its subsidiaries please visit www.phh.com.

1 Inside Mortgage Finance, Copyright 2008
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Contact Information:
Investors:
Nancy R. Kyle
856-917-4268
Media:
Karen K. McCallson
856-917-8679